Exhibit A

Ad-hoc Release pursuant to Article 17 Market Abuse Regulation

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART) IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

Public Takeover Offer by TLG IMMOBILIEN AG for all outstanding shares of WCM Beteiligungs- und Grundbesitz-Aktiengesellschaft

Berlin, Germany, May 10, 2017. Today, the management board and the supervisory board of TLG MMOBILIEN AG (“TLG IMMOBILIEN”) have resolved to offer to the shareholders of WCM Beteiligungs- und Grundbesitz-Aktiengesellschaft (“WCM”) to acquire their no-par value bearer shares by way of a voluntary public takeover offer (the “Offer”). Subject to the final determination of the minimum prices and the offer conditions in the offer document, TLG IMMOBILIEN intends to offer one new no-par value bearer share of TLG IMMOBILIEN with a notional value of EUR 1.00 as consideration in exchange for each 5.75 tendered shares of WCM. The new shares of TLG IMMOBILIEN will carry dividend rights from January 1, 2017.

Based on the weighted average price of the TLG IMMOBILEN share during the three months prior to the announcement of the Offer, the exchange ratio values each share of WCM at EUR 3.15, representing a premium of 4.1% to the weighted average price of the shares of WCM during the three months prior to the day of the announcement of the Offer. Based on the closing price of the TLG IMMOBILIEN shares prior to the day of the announcement of the Offer, the resulting offer price amounts to EUR 3.36 per WCM share and represents a premium of 17.8% on WCM’s pro forma EPRA NAV of EUR 2.85 per share as communicated by WCM.

In connection with the Offer, TLG IMMOBILIEN and WCM today signed a business combination agreement. The business combination agreement addresses the common understanding of TLG IMMOBILIEN and WCM, in particular regarding the strategy and structure of the combined company, the process of the Offer, the intended future composition of the boards of TLG IMMOBILIEN and WCM and the integration process. On the basis of the business combination agreement, WCM will support the Offer and – after having examined the offer document – recommend that their shareholders accept it.

In addition, TLG IMMOBILIEN today entered into tender agreements with major shareholders of WCM, including DIC Asset Group, member of the supervisory board Karl Ehlerding and the CEO of WCM, Mr. Stavros Efremidis regarding their shares in WCM, covering approximately 50.0% of the shares and voting rights in WCM on a fully diluted basis (including mandatory convertible and stock options). By entering into such tender agreements, these shareholders have undertaken to tender their shares in WCM into the Offer.

The Offer will be made in accordance with the conditions to be set forth in the offer document, in particular a minimum acceptance rate of 50% plus one share of WCM. The offer document will be published on the Internet at www.tlg.de under “Investor Relations”. The exact acceptance period for the takeover offer will be published on the same website. The management board of TLG IMMOBILIEN currently plans to publish the offer document at the end of June 2017.

TLG IMMOBILIEN intends to create the offered shares through one or multiple capital increases from the Authorized Capital 2014/II pursuant to section 6.1 of the Articles of Association of TLG IMMOBILIEN. Therefore, the share capital of TLG IMMOBILIEN of EUR 74,175,558.00 as currently registered in the commercial register, divided into 74,175,558 no-par value bearer shares, each with a notional value of EUR 1.00, is increased by up to EUR 24,521,163.00 through the issuance of up to 24,521,163 no-par value bearer shares, each with a notional value of EUR 1.00, against contributions in kind in form of the shares of WCM tendered into the takeover offer. The management board of TLG IMMOBILIEN, with the approval of the supervisory board, today resolved on such capital increase against contributions in kind by one or multiple uses of the Authorized Capital 2014/II of up to EUR 24,521,163.00 in total, under exclusion of the subscription rights of the shareholders of TLG IMMOBILIEN.

Contact

Sven Annutsch

Investor Relations

TLG IMMOBILIEN AG

Hausvogteiplatz 12

10117 Berlin, Germany

Tel: +49 (0)30 2470 6089

Fax: +49 (0)30 2470 7446

Email: ir@tlg.de

Internet: www.tlg.de

ISIN:	DE000A12B8Z4
WKN:	A12B8Z
Indices:	SDAX
Stock Exchanges: Frankfurt Regulated Market (Prime Standard)

Disclaimer

This announcement is for information purposes only and neither constitutes an offer to purchase or exchange nor an invitation to sell or to make an offer to exchange, securities of WCM Beteiligungs- und Grundbesitz-Aktiengesellschaft (“WCM”) or TLG IMMOBILIEN AG (“TLG IMMOBILIEN”). The final terms and further provisions regarding the public takeover offer will be disclosed in the offer document once its publication will have been approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht). TLG IMMOBILIEN reserves the right to deviate in the final terms and conditions of the public takeover offer from the basic information described herein. Investors and holders of securities of WCM are strongly recommended to read the offer document and all announcements in connection with the public takeover offer as soon as they are published, as they contain or will contain important information.

The offer will be made exclusively under the laws of the Federal Republic of Germany, especially under the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz (WpÜG)). The offer will not be executed according to the provisions of jurisdictions other than those of the Federal Republic of Germany. Thus, no other announcements, registrations, admissions or approvals of the offer outside of Federal Republic of Germany have been filed, arranged for or granted. Holders of securities of WCM cannot rely on having recourse to provisions for the protection of investors in any jurisdiction other than the Federal Republic of Germany. No U.S. federal or state securities commission or regulatory authority has approved or disapproved of the transaction or passed upon the adequacy or accuracy of the information in the offer related documents. Any representation to the contrary is a criminal offence in the United States of America (“United States”).

Subject to the exceptions described in the offer document as well as any exemptions that may be granted by any competent regulatory authority, a takeover offer is not being made directly or indirectly, in any jurisdiction where to do so would constitute a violation of the national laws of such jurisdiction.

The takeover offer will result in the acquisition of securities of a Germany company and is subject to German disclosure requirements, which differ from those of the United States. The financial information included or referred to in the offer documents has been prepared in accordance with non-U.S. accounting standards and, accordingly, may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

The takeover offer will be made in the United States pursuant an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) under the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Securities Exchange Act”), and the issuance of shares in the takeover offer will be pursuant to an exemption from registration provided by Rule 802 under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and the takeover offer will otherwise be made in accordance with the applicable regulatory requirements in Germany. Accordingly, the takeover offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under U.S. domestic tender offer procedures and law.

It may be difficult for U.S. holders of shares to enforce their rights and any claims arising under the U.S. federal securities laws, since TLG IMMOBILIEN and WCM are located in a country other than the United States, and some or all of their officers and directors may be residents of a country other than the United States. U.S. holders of shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

To the extent permissible under applicable law or regulation, and in accordance with German market practice, TLG IMMOBILIEN or its brokers may purchase, or conclude agreements to purchase, securities in WCM, directly or indirectly, outside the takeover offer, before, during or after the period in which the offer remains open for acceptance. The same applies to other securities which are directly convertible into, exchangeable for, or exercisable for securities in WCM. These purchases may be completed via the stock exchange at market prices or outside the stock exchange at negotiated conditions. Any information on such purchases will be disclosed as required by law or regulation in Germany or any other relevant jurisdiction.

To the extent that any announcements on this website contain forward-looking statements, such statements do not represent facts and are characterized by the words “expect”, “believe”, “estimate”, “intend”, “aim”, “assume” or similar expressions. Such statements express the intentions, opinions or current expectations and assumptions of TLG IMMOBILIEN and the persons acting in conjunction with TLG IMMOBILIEN, for example with regard to the potential consequences of the takeover offer for WCM, for those shareholders of WCM who choose not to accept the takeover offer or for future financial results of WCM. Such forward-looking statements are based on current plans, estimates and forecasts which TLG IMMOBILIEN and the persons acting in conjunction with TLG IMMOBILIEN have made to the best of their knowledge, but which do not claim to be correct in the future. Forward-looking statements are subject to risks and uncertainties that are difficult to predict and usually cannot be influenced by the Bidder or the persons acting in conjunction with TLG IMMOBILIEN. It should be kept in mind that the actual events or consequences may differ materially from those contained in or expressed by such forward-looking statements.